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                                                                    EXHIBIT 23.1






                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Grey Wolf, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Grey Wolf, Inc. (filed under Securities and Exchange Commission File No. 333-65049) of our report dated July 10, 2002, relating to the statements of net assets available for plan benefits of Grey Wolf Drilling Company 401(k) Plan as of December 31, 2001 and 2000, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2001, which report appears in the December 31, 2001 Annual Report of Form 11-K of Grey Wolf Drilling Company 401(k) Plan.


                                    KPMG LLP


Houston, Texas
July 10, 2002